P-END-RILA-MRS(7/22)-NY 1 PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY, NEWARK, NEW JERSEY MEDICALLY RELATED SURRENDER ENDORSEMENT ANNUITY NUMBER: [001-00001] EFFECTIVE DATE: [September 1, 2022] This Endorsement is made a part of your Annuity. If the terms of your Annuity and those of this Endorsement conflict, the provisions of this Endorsement shall control. The benefit provided pursuant to the terms of this Endorsement is a “Medically Related Surrender Benefit” and is not intended to provide long- term care insurance or as an alternative to long-term care insurance. There is no charge for the Medically Related Surrender Benefit. Definitions: Contingency Event: A “Contingency Event” occurs if an Owner (an Annuitant, if the Annuity is owned by an entity) is: a) first confined in a Medical Care Facility while this Annuity is in force, remains confined for at least 90 consecutive days, and remains confined on the date we receive the Medically Related Surrender Request in Good Order at our Service Office; or b) first diagnosed as having a Terminal Illness while this Annuity is in force. We may require a second or third medical opinion regarding such diagnosis, at our expense, by a Physician(s) chosen by us. We may request the third medical opinion of a physician acceptable to both parties if the second opinion received conflicts with the first opinion. In that event, we will be guided by the third opinion in determining whether the Owner (the Annuitant if the Annuity is owned by an entity) was first diagnosed as Terminally Ill while this Annuity is in force. Terminal Illness: A condition: a) diagnosed by a Physician; and b) is expected to result in death of the patient within 24 months after the diagnosis. Immediate Family: Any person who is the spouse, son(s), daughter(s), mother or father of an Owner(s) or the Annuitant(s). Licensed Practical Nurse: A person who is: a) A professional nurse legally designated “LPN” who, where licensing is required, holds a valid license according to the laws of the United States jurisdiction in which the nursing service is performed and is acting within the scope of that license; and b) not you, the Annuitant, or member of either your or the Annuitant’s Immediate Family. The term licensed practical nurse (LPN) shall include a licensed vocational nurse (LVN) and any other similarly designated nurse in those jurisdictions in which a professional nurse is designated as other than an LPN and for whom licensing is required. Medical Care Facility: A facility operated and licensed pursuant to laws of any United States jurisdiction providing medically necessary in-patient care, which is: a) prescribed by a Physician in writing; b) recognized as a general hospital or long-term care facility by the proper authority of the United States jurisdiction in which it is located; c) recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; and d) certified as a hospital or long-term care facility; or e) a nursing home licensed by the United States jurisdiction in which it is located and offers the services of a Registered Nurse (RN) or Licensed Practical Nurse (LPN) 24 hours a day that maintains control of all prescribed medications dispensed and daily medical records. Physician: A person who is: a) a professional physician who holds a valid license according to the laws of the United States jurisdiction in which the medical service is performed and is acting within the scope of that license; and b) not you, the Annuitant ,or member of either your or the Annuitant’s Immediate Family.

P-END-RILA-MRS(7/22)-NY 2 Registered Nurse: A person who is: a) a professional nurse legally designated “RN” who, where licensing is required, holds a valid license according to the laws of the United States jurisdiction in which the nursing service is performed and is acting within the scope of that license; and b) not you, the Annuitant, or a member of either your or the Annuitant’s Immediate Family. MEDICALLY RELATED SURRENDER Upon the occurrence of a Contingency Event prior to the Annuity Date, you may submit a request to our Service Office in Good Order to surrender all or part of your Annuity without application of any Contingent Deferred Sales Charge. If, as a result of your request for a partial withdrawal, the Surrender Value of your Annuity would be less than the Minimum Surrender Value after a Partial Withdrawal shown in the Annuity Schedule, we reserve the right to treat your request as a request for a full surrender. All Owners (the Annuitant, if your Annuity is owned by an entity) must be alive as of the date we pay the proceeds of such surrender request. This benefit is available subject to the Changing Designations section of this Annuity prior to the occurrence of a Contingency Event. This benefit is not available: (i) if the Annuity has been assigned, or (ii) on the portion, if any, of the amount of the Medically Related Surrender which, when added to the aggregate amount of Medically Related Surrenders you have previously taken under this Annuity and all other annuities issued to you by us or one of our affiliates, would exceed the Maximum Medically Related Surrender Amount shown on the Annuity Schedule. Additional Purchase Payments may not be made after a Medically Related Surrender has been approved. Distributions under this Endorsement are subject to all reporting and withholding rules applicable to annuity distributions. When we receive your completed Medically Related Surrender Request form, in Good Order, we will process the applicable surrender or withdrawal without assessing any Contingent Deferred Sales Charge. If we disapprove your request, no applicable surrender or withdrawal request will be processed and we will notify you of the disapproval and the ground(s) on which the disapproval was based. If you decide to process this surrender or withdrawal after disapproval, we will process the applicable surrender or withdrawal with any applicable Contingent Deferred Sales Charge assessed after you submit a new request in Good Order. Maximum Medically Related Surrender Amount: This amount is shown on the Annuity Schedule. Termination of this Endorsement: Termination of this Endorsement is subject to the following rules: A. Termination due to Death: This Endorsement terminates automatically as of the date the Annuity’s Death Benefit is determined. B. Termination on the Annuity Date: This Endorsement terminates automatically as of the Annuity Date. C. Termination upon Surrender: This Endorsement terminates upon surrender of the Annuity to which it is made a part. PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY [______________________________] SECRETARY